FOR IMMEDIATE RELEASE	Contact:	Jackie Lapin/WPT: 818-707-1473 or Jan Sheehan/WPT: 310-475-8231

WORLD POKER TOUR™ AND WAGERWORKS TO CREATE INTERNATIONAL WPT- BRANDED ONLINE
GAMING SITE

The Site is Poised to Take Advantage of WPT’s Growing International TV Presence,
But Will Not Accept U.S. Bets

Los Angeles, CA (September 7, 2004) — With the WORLD POKER TOUR™ (WPT) television series expanding its distribution on the international forefront, WPT Enterprises, Inc. (Nasdaq: WPTE) announced today that it has entered into an agreement to work with online gaming company WagerWorks Inc. to offer a WPT-branded international real-money gaming website in countries where it is legal for U.S. companies to operate gaming businesses. The site will prohibit or block bets from players in the U.S. and other jurisdictions where online gaming is prohibited.

WagerWorks is recognized as an industry bellwether in terms of legal and regulatory compliance online. Equally important, the company has tremendous gaming expertise — with a comprehensive gaming offering that features an extensive line-up of premium products. Among its other clients are Virgin Games, BskyB and Hard Rock Casinos. The combination of superior content, a commitment to compliance and a successful operating history are factors that solidified WagerWorks as the vendor of choice for WPT Enterprises.

The WPT online gaming site will showcase a poker room featuring multi-table tournaments for various poker games, including Texas Hold’em, Sit and Go, Omaha, 7 Card Stud and 7 Card Hi-Lo. Additionally, the poker room will be complimented by a WPT-branded online casino featuring a broad table and slot game selection, including authentic table games and WagerWorks’ exclusive online titles Monopoly™, Wheel of Fortune® and The Price is Right™.

WPT Enterprises recently expanded distribution of the WORLD POKER TOUR television series into Canada, the U.K., Australia, Sweden, the Philippines and South Korea, and is negotiating for distribution in other nations. Poker players around the world have been inspired by the success of international winners on the WPT in the past two years. In Seasons One and Two WPT tournaments were won by players from Denmark, Costa Rica, France, Sweden and England.

“As the WORLD POKER TOUR matures, poker enthusiasts can expect to experience our unique brand of entertainment on platforms other than television,” said Steve Lipscomb, Founder and President of WPT Enterprises. “The expansion into international online gaming is a natural fit for the WPT brand and we are pleased to offer our fans in other countries a way to interact with WPT in a fun and challenging online gaming environment. This is the perfect way for us to leverage our international television distribution and international online gaming site.”

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WagerWorks does not license its software to or support any operator that accepts U.S. wagers or wagers from other markets and jurisdictions where it is illegal to do so. WagerWorks operates out of the island of Alderney, one of the U.K.’s Channel Islands, and is fully regulated by the Alderney Gambling commission. Its poker system has been certified and tested by the accredited testing agency TST to comply with Alderney technical standards and regulations.

“It has always been WagerWorks’ objective to establish partnerships with leading gaming companies and premier brands in the industry,” said Paul Miltenberger, Founder and Chief Executive Officer. “The World Poker Tour has clearly established itself as both, and we’re pleased to partner with the organization to further extend its brand and entertainment experience online to poker players throughout the world.”

The WORLD POKER TOUR television series launched in the U.S. in March, 2003 and currently airs Wednesday nights at 9 p.m. (ET/PT) on Travel Channel.

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that we have affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com.

About WagerWorks
WagerWorks develops, markets and operates a complete Internet gaming solution that enables established consumer-oriented companies to leverage their operating expertise and brand equity online. As a veteran of the traditional casino industry, WagerWorks adheres to the highest standards imposed by the various regulatory and control authorities. Founded in April of 2000 the company has implemented a broad line of products with unparalleled integrity and unmatched quality. With premier titles such as Monopoly ™, Wheel of Fortune® and a robust Multiplayer poker product, WagerWorks is the industry’s leader in creating casino games. The WagerWare platform and the accompanying library of innovative game titles and premier gaming franchises can be found at www.virgingames.com, www.skybetvegas.com, www.paddypowercasino.com, www.hardrockcasino.com, www.getmintedxtra.com, www.atthecasino.com, www.thepriceisrightgames.com.

For more information, please visit www.wagerworks.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

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